Hub International Limited
Subsidiaries as of 12/31/03

798676 Alberta Ltd.	Alberta, Canada
805977 Alberta Ltd.	Alberta, Canada
Advanced Benefit Resources Corp.	Delaware
American Coverage Administrators, Inc.	Delaware
Barton Insurance Brokers Ltd.	British Columbia, Canada
Beacon Underwriting Ltd.	British Columbia, Canada
Blais Assurance & Gestion de Risques Inc.	Quebec, Canada
Bru Agencies Ltd.	Alberta, Canada
Burnham Insurance Group, Inc.	Michigan
Burnham Stewart Reinsurance Ltd.	Turks & Caicos
C.J. McCarthy Insurance Agency, Inc.	Massachusetts
Claims Administration Corporation	Delaware
Cross Border Underwriting Services Inc.	Ontario, Canada
Ernest-Roy Hobbs Inc.	Quebec, Canada
Hooper, Hayes & Associates, Inc.	California
HUB 724 Holdings, Inc.	Delaware
HUB 724.com, Inc.	Delaware
Hub Capital Inc.	Ontario, Canada
Hub e-com, Inc.	Delaware
Hub Financial Inc.	Ontario, Canada
Hub Hungary Liquidity Management Limited Liability Company	Hungary
Hub International Limited	Ontario, Canada
Hub International of California, Inc.	Delaware
Hub International of Indiana Limited	Indiana
Hub U.S. Holdings, Inc.	Delaware
Hubacq Inc.	Ontario, Canada
Kaye Group Inc.	Delaware
Kaye Insurance Associates, Inc.	Delaware
Mack and Parker, Inc.	Illinois
Martin Assurance & Gestion de Risques Inc.	Quebec, Canada
MBA/BIG Management Partners LLC	Michigan
Michigan Banker’s Insurance Center LLC	Michigan
Mitchell McConnell Insurance Ltd.	New Brunswick, Canada
Page Insurance Ltd.	Alberta, Canada
Park Brokerage, Ltd.	Bermuda
Program Brokerage Corporation	Delaware
Spectrum Financial Services, Inc.	Massachusetts
The Hub Group (Ontario) Inc.	Ontario, Canada
The Wholesale Insurance Group Inc.	Ontario, Canada
TOS Insurance Services (Brentwood) Ltd.	British Columbia, Canada
TOS Insurance Services (Richmond Auto Mall) Ltd.	British Columbia, Canada
TOS Insurance Services Ltd.	British Columbia, Canada